(d)(1)(i)(C)(ix)

AMENDMENT NO. 8

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 8 to the Investment Management Agreement (“Amendment No. 8”), effective as of May 19, 2017 between EQ Advisors Trust, a Delaware statutory trust (the “Trust”) and AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“FMG LLC” or “Manager”).

The Trust and FMG LLC agree to modify and amend the Investment Management Agreement, dated as of May 1, 2011, as amended (the “Agreement”), as follows:

1.	Removed Portfolios: All references to the All Asset Aggressive-Alt 25 Portfolio, All Asset Aggressive-Alt 50 Portfolio and All Asset Aggressive-Alt 75 Portfolio are hereby removed from the Agreement.

2.

Appendix A: Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which FMG LLC is appointed investment manager and the fees payable to FMG LLC with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 8 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh		Michal Levy
	Chief Financial Officer and		Senior Vice President and
	Treasurer		Chief Operating Officer

APPENDIX A

AMENDMENT NO. 8

TO THE

INVESTMENT MANAGEMENT AGREEMENT

(as a percentage of average daily net assets)
AXA/Franklin Templeton Allocation Managed Volatility	0.05%

(as a percentage of average daily net assets)
Strategic Allocation Portfolios	First $2 Billion	Next $4 Billion	Next $3 Billion	Thereafter
AXA Aggressive Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Balanced Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Conservative Growth Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Conservative Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Growth Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Moderate Growth Strategy	0.1000%	0.0925%	0.0900%	0.0875%
AXA Ultra Conservative Strategy	0.1000%	0.0925%	0.0900%	0.0875%